Exhibit 35.1

Servicer Compliance Statement of John Deere Capital Corporation

I, Charles G. Dahl, Vice President and Controller of John Deere Capital Corporation, state:

A review of John Deere Capital Corporation’s (“JDCC”) activities for the period from June 20, 2006 (the date of issuance of the John Deere Owner Trust 2006 transaction subject to the requirements of Regulation AB) through October 31, 2006 (the “Reporting Period”) and of JDCC’s performance under the Sale & Servicing Agreement dated as of June 15, 2006 (the “Servicing Agreement”) among JDCC, John Deere Receivables, Inc. and John Deere Owner Trust 2006 has been made under my supervision, and to the best of my knowledge, based on such review John Deere Capital Corporation has fulfilled all its obligations under all relevant agreements in all material respects throughout the reporting period.  However, as the result of a clerical error in calculating the filing deadline, the Form 10-D filed on September 1, 2006 was two days past the deadline.  All prior and subsequent filings have been made in a  timely manner.

Date: January 12, 2007	/s/ Charles G. Dahl
Charles G. Dahl
Vice President and Controller of John Deere Capital Corporation